Exhibit 99.1
FOR IMMEDIATE RELEASE Contacts: Leigh J. Abrams, CEO Fred Zinn, President Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS SECOND QUARTER 2008 RESULTS

Company reports diluted EPS of $0.42 on net sales of $151 million for second quarter

White Plains, New York – July 30, 2008 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income of $9.2 million, or $0.42 per diluted share for the 2008 second quarter, down 27 percent compared to net income of $12.6 million, or $0.57 per diluted share, for the 2007 second quarter.

“The impact of the current economic environment is more of a challenge than we anticipated just three months ago. The real estate industry and the mortgage markets continue to deteriorate, credit terms are tight, fuel prices remain unstable and consumer confidence is at its lowest level since 1992,” said Leigh J. Abrams, Drew’s CEO. “As would be expected under such conditions, retail purchases of housing, as well as discretionary big-ticket items such as RVs and boats, are down significantly.”

“We continue to face highly volatile raw material costs, particularly steel and aluminum,” said Fred Zinn, Drew’s President. “While the impact of these higher costs began in the second quarter, the cost of raw materials flowing through our cost-of-sales in the third quarter will be significantly higher than the second quarter. In particular, the cost of steel in our inventory at June 30, 2008, depending upon the type of steel, is 25 percent to 60 percent higher than the steel we used in the second quarter. Similarly, the cost of aluminum in inventory at June 30, 2008 is approximately 15 percent to 20 percent higher.”

“Management is making every effort to offset these higher costs through improved product designs, efficiency improvements and sales price increases. However, because of continued volatility in raw material costs, as well as our on-going efforts to work with our customers during this difficult industry environment, we currently are not able to estimate the extent to which these adverse factors will impact our operating results in the second half of 2008.”

Net sales in the second quarter of 2008 fell 18 percent to $151 million, from $184 million in last year’s second quarter. Drew attributed its lower net sales primarily to the declines in industry-wide production of both RVs and manufactured homes. For the second quarter, industry wholesale shipments of travel trailers and fifth wheel RVs, Drew’s primary RV market, declined 18 percent year-over-year. For April and May 2008, the last months for which industry data is available, industry production of manufactured homes declined 7 percent during this same time-period.

Net income for the current six-month period fell 17 percent to $18.3 million, or $0.83 per diluted share, compared to net income of $22.2 million, or $1.01 diluted share, for the comparable period last year. Net sales for the six months ended June 30, 2008 were $310 million, down 13 percent compared to $357 million reported for the same period last year.

Due to the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are typically the weakest, while second and third quarter results are traditionally stronger. However, because of the significant reduction in industry production levels, the Company’s second quarter 2008 net sales were below its first quarter 2008 net sales.

Results this quarter included a $1.4 million pre-tax gain related to sales of vacant facilities and the collection of a mortgage note offset by $0.4 million of expenses related to pending litigation that commenced in January 2007. In the 2007 second quarter, similar items aggregated pre-tax expense of $1.1 million.

“Though we were profitable in the quarter, we are also cautiously monitoring conditions in our core markets, as well as raw material costs and national economic trends,” said Abrams. “All these conditions are shaping up for a very tough second half of the year. However, we have a very solid balance sheet and remain focused on our long-standing strategy based on market share growth, new product introductions, acquisitions and operational efficiencies.”

Recreational Vehicle Products Segment
Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products, upholstered furniture and bedding, electric stabilizer jacks, suspension systems, leveling systems, steps, exterior panels and ramp doors for RVs, as well as specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

More than 90 percent of Drew’s RV segment sales are components for travel trailer and fifth wheel RVs, with the balance comprised of specialty trailers and components for motorhomes. In the second quarter of 2008, Drew’s RV segment represented 74 percent of both consolidated net sales and total segment operating profit. Drew’s RV segment reported net sales of $111 million in the second quarter of 2008, a decrease of 17 percent from the $134 million reported in the comparable period in 2007, due to continued RV industry weakness.

“With the continuing economic downturn affecting consumer discretionary purchases, we expect that the soft conditions in the RV market will not improve in the coming months,” said Abrams. “While we often compare our results to industry production levels, we also believe the real health of the RV industry is determined by retail demand. Retail sales have been weak in recent months, with May 2008 retail sales of travel trailers and fifth wheel RVs down 24 percent, following a 15 percent decline in April and a 27 percent decline in March.”

For the second quarter of 2008, industry wholesale shipments of travel trailers and fifth wheel RVs, Drew’s primary RV market, declined 18 percent year-over-year. Wholesale shipments of motorhomes, components for which represent about 5 percent of Drew’s RV segment net sales, were down 41 percent during this same period. Drew’s RV segment sales were also adversely impacted by sharp declines in industry shipments of small and medium size boats on the West Coast, for which the Company supplies trailers.

“Despite these difficult conditions, we see opportunities. We have continued our expansion program, including new products and acquisitions, such as our July 1, 2008 acquisition of Seating Technology. We have also continued our cost-cutting efforts. Nevertheless, the dual challenges of rising raw material costs and lower industry production levels caused operating profit of our RV segment to decline 35 percent to $13.0 million this quarter, or 11.7 percent of segment net sales,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “This compares to segment operating profit of $19.9 million, or 14.9 percent of segment net sales in the second quarter of 2007. With industry weakness expected to continue, and the impact of higher raw material prices expected to be even greater, our third quarter results are likely to be even more adversely affected.”

Through acquisitions, new product introductions and its position as an increasingly important supplier to leading RV manufacturers, Drew increased its product content for travel trailers and fifth wheel RVs to $1,725 per unit for the last 12 months, compared to $1,652 per unit in the prior 12-month period. The Company’s product content for motorhomes was $505 per unit during this period, compared to $373 per unit in the prior 12-month period. Sales of certain RV products have been reclassified between categories in prior periods. Average product content for all types of RVs increased to $1,381 per unit for the last 12 months, compared to $1,273 per unit in the prior 12-month period.

On July 1, 2008, Lippert Components completed the acquisition of Seating Technology, with sales of $40 million in 2007, for $28 million, and recently purchased a patent for RV stabilizers for $3 million. Both of these transactions, which were financed with available cash, will further expand the Company’s product offerings to customers.

“The upholstered furniture and bedding manufactured by Seating Technology have an outstanding reputation in the RV industry,” said Jason Lippert, President and CEO of Drew’s Lippert Components subsidiary. “This is an entirely new product line for Lippert Components, and we expect that our extensive marketing and distribution capabilities will be an advantage in helping us to gain a greater share of the estimated $150 million market for these products.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry. Drew’s manufactured housing segment accounted for approximately 26 percent of both consolidated net sales and total segment operating profit in the second quarter of 2008.

“It appears that concerns about the economy are hurting all facets of the residential housing market,” said David L. Webster, President and CEO of Drew’s Kinro subsidiary. “In early 2008, industry production of manufactured homes seemed to have stabilized, with industry production up slightly year-over-year. Since then, industry production has been unstable and generally lower. Industry production was up 1 percent year-over-year in April, but down 15 percent year-over-year in May. Production of the smaller, single-section homes increased 15 percent this year through May, while multi-section manufactured homes, which currently represent nearly 65 percent of industry-wide units, are down 13 percent in the same period.

Drew reported second quarter net sales of $39 million for its manufactured housing segment, a 22 percent decline from the $51 million in net sales reported in the comparable period in 2007. The larger decrease in Drew’s second quarter net sales was partly due to a decline in the average size of the homes produced, causing a reduction in the Company’s content per home. Further, the Company exited certain business in late 2007 largely due to inadequate margins. “In recent months, we’ve gained market share in this segment and we’re making every effort to continue this trend,” said Abrams

Second quarter manufactured housing segment operating profit declined 12 percent to $4.6 million, from operating profit of $5.2 million in the same period last year. Segment operating profit margin was 11.6 percent of net sales compared to 10.2 percent in the same period of last year despite the decrease in net sales. Drew attributed these results partly to the elimination of certain low margin business in 2007, and partly to cost-cutting and efficiency improvements. As in the RV segment, raw material costs have continued to increase, which may negatively affect manufactured housing segment operating profit in the second half of 2008.

“We are encouraged by the legislation, which the President signed today, to increase FHA lending limits for chattel mortgages for manufactured homes from less than $49,000 to nearly $70,000,” said Abrams. “This legislation also includes a tax credit for up to $7,500 for first-time homebuyers, which could be a big boost for manufactured housing. However, we remain cautious about the manufactured housing industry as we wait to see how consumer demand develops over the next few months.”

Balance Sheet and Other Items
Total debt at June 30, 2008 was $20 million, down from $27 million at December 31, 2007. The Company had $43 million of cash at June 30, 2008, down from $56 million at December 31, 2007, largely due to higher inventories resulting from increased raw material costs and increased inventory quantities. Further, in May 2008 the Company repurchased 197,400 shares of its Common Stock at an average price of $22.62 per share, or an aggregate cost of $4.5 million.

Subsequent to the end of the quarter, the Company used approximately $31 million of its available cash for the acquisitions of Seating Technology and JTs Strong Arm Stabilizer patent.

Accounts receivable remain current, with only 17 days sales outstanding at the end of the quarter. Capital expenditures, which were limited to $1.1 million this quarter and $2.3 million for the year to date, are expected to aggregate less than $9 million for the full year. Depreciation and amortization, which was $4.0 million in the 2008 second quarter and $8.0 million for the year to date, is expected to aggregate about $17 million for the full year, including the impact of recent acquisitions.

In the first six months of 2008, the Company collected nearly $5 million on the sale of four vacant facilities. Drew currently owns six additional facilities that are vacant and available for sale, with an aggregate book value of $6 million. In addition, in April 2008, the Company sold, for $3.1 million, a mortgage note it had received in a 2006 sale of a facility, which note had been in default. In connection with the collection of this $3.1 million, the Company recorded a pre-tax gain of $1.7 million during the second quarter of 2008.

Recent Developments
Drew reported that its net sales in July 2008 are expected to be about 20 percent below last July, despite July 2008 having one more business day than July 2007. This sales decline reflects the continued weakness in both the RV and manufactured housing industries, which is offsetting the positive effects of the Company’s acquisitions, market share gains, and sales of recently introduced products.

“Though we face challenging times resulting from economic and industry conditions, Drew continues to be well-positioned for the eventual economic recovery, particularly because of our increasing market share within our core markets and because of our strong balance sheet,” said Abrams. “We also continue to have extremely high confidence in our operating management, whose track-record of creating growth despite challenging markets has been exceptional in the past.”

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its second quarter 2008 earnings conference call on the Company’s website, www.drewindustries.com on Thursday, July 31, 2008 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 71124902. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 36 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2007, and in our subsequent Form 10-Qs filed with the SEC.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, a sales decline in either the RV or the manufactured housing industries, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,		Last Twelve
(In thousands, except per share amounts)	2008	2007	2008	2007	Months

Net sales	$309,671	$357,400	$150,523	$184,456	$620,896
Cost of sales	233,460	272,455	111,940	138,683	471,205
Gross profit	76,211	84,945	38,583	45,773	149,691
Selling, general and administrative expenses	46,373	48,063	23,076	24,789	91,483
Other income	646	656	-	-	697
Operating profit	30,484	37,538	15,507	20,984	58,905
Interest expense, net	279	1,552	197	640	1,342
Income from continuing operations before income taxes	30,205	35,986	15,310	20,344	57,563
Provision for income taxes	11,910	13,835	6,120	7,782	21,652
Net income	$18,295	$22,151	$9,190	$12,562	$35,911

Net income per common share:
Basic	$.83	$1.02	$.42	$.57	$1.63
Diluted	$.83	$1.01	$.42	$.57	$1.62

Weighted average common shares outstanding:
Basic	21,967	21,817	21,920	21,852	21,968
Diluted	22,126	22,025	22,074	22,091	22,177

Depreciation and amortization	$8,049	$8,941	$3,962	$4,476	$16,665
Capital expenditures	$2,350	$5,425	$1,149	$2,870	$5,695

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
(In thousands)	2008	2007	2008	2007

Net sales
RV Segment	$235,247	$263,037	$111,292	$133,905
MH Segment	74,424	94,363	39,231	50,551
Total	$309,671	$357,400	$150,523	$184,456

Operating Profit
RV Segment	$27,250	$36,121	$12,996	$19,941
MH Segment	7,076	8,106	4,566	5,174
Total segment operating profit	34,326	44,227	17,562	25,115
Amortization of intangibles	(2,123)	(1,903)	(1,070)	(1,022)
Corporate	(3,967)	(3,917)	(2,017)	(2,030)
Other items	2,248	(869)	1,032	(1,079)
Operating profit	$30,484	$37,538	$15,507	$20,984

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	June 30,		December 31,
(In thousands, except ratios)	2008	2007	2007

Current assets
Cash and cash equivalents	$43,397	$38,561	$56,213
Accounts receivable, trade, less allowance	23,641	36,521	15,740
Inventories	99,836	75,053	76,279
Prepaid expenses and other current assets	12,105	9,830	12,702
Total current assets	178,979	159,965	160,934
Fixed assets, net	94,603	115,080	100,616
Goodwill	39,641	35,868	39,547
Other intangible assets	30,584	28,858	32,578
Other assets	7,710	7,218	12,062
Total assets	$351,517	$346,989	$345,737

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$12,940	$10,478	$8,881
Accounts payable, accrued expenses and other current liabilities	58,532	64,968	62,192
Total current liabilities	71,472	75,446	71,073
Long-term indebtedness	6,918	37,295	18,381
Other long-term obligations	5,870	3,816	4,747
Total liabilities	84,260	116,557	94,201
Total stockholders’ equity	267,257	230,432	251,536
Total liabilities and stockholders’ equity	$351,517	$346,989	$345,737

Current ratio	2.5	2.1	2.3
Total indebtedness to stockholders’ equity	0.1	0.2	0.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$18,295	$22,151
Adjustments to reconcile net income to cash flows (used for) provided by operating activities:
Depreciation and amortization	8,049	8,941
Deferred taxes	-	(310)
(Gain)/loss on disposal of fixed assets	(2,703)	1,631
Stock-based compensation expense	1,875	1,214
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(7,901)	(18,069)
Inventories	(23,557)	8,849
Prepaid expenses and other assets	(9)	741
Accounts payable, accrued expenses and other liabilities	(669)	18,360
Net cash flows (used for) provided by operating activities	(6,620)	43,508
Cash flows from investing activities:
Capital expenditures	(2,350)	(5,425)
Acquisition of businesses	(94)	(6,594)
Proceeds from sales of fixed assets	8,091	6,072
Other investments	(39)	(16)
Net cash flows provided by (used for) investing activities	5,608	(5,963)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	23,792
Repayments under line of credit and other borrowings	(7,404)	(31,699)
Purchase of treasury stock	(4,474)	-
Exercise of stock options	74	2,138
Net cash flows used for financing activities	(11,804)	(5,769)

Net (decrease) increase in cash	(12,816)	31,776
Cash and cash equivalents at beginning of period	56,213	6,785
Cash and cash equivalents at end of period	$43,397	$38,561